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PRICING SUPPLEMENT NO. 25                                Rule 424(b)(3)
DATED:  September 19, 1995                            File No. 33-60065
(To Prospectus dated July 28, 1995
and Prospectus Supplement dated July 28, 1995)

                               $2,399,571,350
                      THE BEAR STEARNS COMPANIES INC.
                        MEDIUM-TERM NOTES, SERIES B
          WITH MINIMUM MATURITY OF NINE MONTHS FROM DATE OF ISSUE

 Principal Amount:            Floating Rate Notes Book Entry Notes
 $25,000,000                  [x]                 [x]

 Original Issue Date:         Fixed Rate Notes    Certificated Notes
 10/03/95                     [_]                 [_]

 Maturity Date: 10/03/96

 Option to Extend Maturity:   No  [x]
                              Yes [_]   Final Maturity Date:


                                      Optional           Optional
                    Redemption        Repayment          Repayment
 Redeemable On      Price(s)          Date(s)            Price(s)
 -------------      --------          -------            --------

 N/A                N/A               N/A                N/A

Applicable Only to Fixed Rate Notes:
-----------------------------------

Interest Rate:

Applicable Only to Floating Rate Notes:
--------------------------------------

 Interest Rate Basis:                  Maximum Interest Rate: N/A

 [_]  Commercial Paper Rate            Minimum Interest Rate: 0%

 [_]  Federal Funds Rate               Interest Reset Date(s): **

 [_]  Treasury Rate                    Interest Reset Period: Quarterly

 [*]  LIBOR                            Interest Payment Date(s): ***

 [_]  Prime Rate                       Interest Payment Period: Quarterly

 [_]  CMT Rate

 Initial Interest Rate: ****

 Index Maturity:  Three Month

 Spread (plus or minus):  +1.20%

-------------------------
* For purposes of this Note, LIBOR will be determined by the Calculation Agent in accordance with the provisions of (i) and (ii) below, interest will be payable subject to the provisions of (iii) and (iv) below, and the Interest Determination Date pertaining to any Interest Reset Date will be the second London and New York Banking Day preceding such Interest Reset Date:

    (i) With respect to an Interest Determination Date, LIBOR will be determined on the basis of the offered rate for deposits in U.S. dollars having the Index Maturity specified above, commencing on the second London Banking Day immediately following such Interest Determination Date, which appears on Telerate page 3750 (or such other page as may replace such Telerate page 3750 for the purpose of displaying London interbank rates of major banks), as of 11:00 A.M., London time, on such Interest Determination Date. If no such rate appears on Telerate page 3750 (or such other page), LIBOR for such Interest Determination Date will be determined as if the parties had specified the rate described in (ii) below.

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    (ii) With respect to an Interest Determination Date on which no offered rate appears on Telerate page 3750 (or such other page) as described in (i) above, LIBOR will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such Interest Determination Date at which deposits in U.S. dollars having the Index Maturity specified above are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time. The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such Interest Determination Date by three major banks in the City of New York, selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having the specified Index Maturity commencing on the second London Banking Day immediately following such Interest Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.

    (iii) Interest will accrue for each day (a "LIBOR-2 Determination Date") that LIBOR-2 (as defined below) falls within the Rate Band (as defined below); otherwise, no interest will accrue for such day. LIBOR-2 will be determined on the basis of the offered rate for deposits in U.S. dollars having the Index Maturity specified above, for each day during the Interest Payment Period (subject to the Rate Cut-Off Date, as defined below), which appears on Telerate page 3747 (or such other page as may replace such Telerate page 3747 for the purpose of displaying London interbank rates of major banks), as of 11:00 A.M., London time, commencing on the second London Banking Day immediately following such day. If no such rate appears on Telerate page 3747 (or such other page), LIBOR-2 for such LIBOR-2 Determination Date will be determined as if the parties had specified the rate described in (iv) below; provided, however, LIBOR-2 for any LIBOR-2 Determination Date which is not a London Banking Day will be the LIBOR-2 determined on the last London Banking Day preceding such non-London Banking Day. The LIBOR-2 applicable to the day that is two London and New York Business Days prior to an Interest Payment Date (the "Rate Cut-Off Date") will remain in effect until such Interest Payment Date. The Rate Band for each Interest Payment Period will be greater than or equal to the floor (the "Floor Strike") and less than or equal to the ceiling (the "Ceiling Strike") selected by the Holder and communicated to the Company before 10:00 a.m., New York City time, on the day that is two New York and London Banking Days prior to the first day of the related Interest Payment Period; provided, however, that in no event will the difference between the Floor Strike and the Cap Strike of the related Interest Payment Period exceed or be less than seventy five (75) basis points (0.75%). In the event the Holder fails to select a Floor Strike and a Cap Strike for any Interest Payment Period, the Cap Strike shall equal LIBOR for such period plus 37.5 basis points (+0.375%) and the Floor Strike shall equal LIBOR for such period minus 37.5 basis points (-0.375%).

    (iv) With respect to any LIBOR-2 Determination Date on which no offered rate appears on Telerate page 3747 (or such other page) as described in (iii) above, LIBOR-2 will be determined on the basis of the rates at approximately 11:00 A.M., London time, on such LIBOR-2 Determination Date at which deposits in U.S. dollars having the Index Maturity specified above are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent commencing on the second London Banking Day immediately following such LIBOR-2 Determination Date and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single





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transaction in such market at such time.  The Calculation Agent will request the Principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR-2 for such LIBOR-2 Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR-2 for such day will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on such day by three major banks in the City of New York, selected by the Calculation Agent for loans in U.S. dollars to leading European banks, having the specified Index Maturity commencing on the second London Banking Day immediately following such day and in a principal amount equal to an amount of not less than $1,000,000 that is representative of a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR-2 will be LIBOR-2 in effect on the immediately preceding London Business Day.

**   01/03/96, 04/03/96 and 07/03/96.

***  01/03/96, 04/03/96, 07/03/96 and 10/03/96.

**** The three month LIBOR rate as of September 29, 1995 plus 120 basis points.

The distribution of Notes will conform to the requirements set forth in the applicable sections of Schedule E to the By-laws of the National
Association of Securities Dealers, Inc.









































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